EXHIBIT 5.1
[Letterhead of Sullivan & Cromwell LLP]
December 12, 2024
Lazard, Inc.,
30 Rockefeller Plaza,
New York, New York 10112.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) by Lazard Inc., a Delaware corporation (the “Company”), of guarantees (the “Guarantees”) of those certain series of debt securities of Lazard Group LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (the “Issuer”), listed in Annex A hereto, issued pursuant to the Eleventh Supplemental Indenture, dated as of December 12, 2024 (the “Eleventh Supplemental Indenture”), among the Issuer, the Company and The Bank of New York Mellon, as trustee (the “Trustee”), to the Indenture, dated as of May 10, 2005, between the Issuer and the Trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that the Guarantees constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Guarantees.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Issuer and other sources believed by us to be responsible, and we have assumed that the Eleventh Supplemental Indenture has

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been duly authorized, executed and delivered by the Trustee, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Company’s Registration Statement on Form S-3 relating to the Guarantees and to the reference to us under the heading “Validity of the Guarantees” in the prospectus supplement, dated December 5, 2024, relating to the Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A
1.Lazard Group LLC’s 3.625% Senior Notes Due 2027
2.Lazard Group LLC’s 4.500% Senior Notes Due 2028
3.Lazard Group LLC’s 4.375% Senior Notes Due 2029
4.Lazard Group LLC’s 6.000% Senior Notes Due 2031